Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-291149) of our report dated July 31, 2024, except for the Note 22, as to which the date is December 13, 2024, before the retrospective adjustment related to the change in authorized share increase and share consolidation described in Note 19, relating to the consolidated financial statements appearing in the Annual Report on Form 20-F of Eshallgo Inc for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

July 31, 2026

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com